OPTION AGREEMENT

PARTIES: RemProp Corporation                       "RemProp"
         1616 Gulf-to-Bay Boulevard
         Clearwater, Florida 33755

         Triple A Homes, Inc.                      "AAA"
         1616 Gulf-to-Bay Boulevard
         Clearwater, Florida 33755

DATE: April 1, 2000

RECITALS:

      1. AAA wishes to obtain options to purchase lots 1 through 51 in the currently unsubdivided Dade City, Florida, parcel (legal descriptions of all such properties are attached as Exhibit A) (the "Property").

      2. RemProp deems it desirable to grant said options to AAA as partial consideration for $500.

AGREEMENTS:

      1. Grant of Options. RemProp hereby gives and grants to AAA, its successors, and assigns the right and option to purchase, upon the terms and conditions contained herein, the Property.

      2. Term. This Agreement shall terminate on the tenth anniversary of the date of execution hereof.

      3. Exercise of Options. AAA has the right to purchase, at any time during the term of this Agreement, and in its discretion, all or any portion of the Property. AAA shall be deemed to have exercised its option with regard to all or any portion of the Property upon receipt by RemProp of a written notice specifying which lots AAA wishes to acquire. If exercised only as to a portion of the Property, the Option shall remain in effect, enforceable and exercisable, as to the remaining portion of the Property, for the term of this Agreement.

      4. Right of AAA to Develop and Market. AAA shall have the right, notwithstanding that it has not exercised its option under this Agreement, to enter upon the Property, or any part of the Property, for the purposes of subdividing, developing, and marketing the same.

      5. Real Estate Taxes. AAA shall pay the annual real estate taxes for the Property.


                               Exhibit Number 6.2

      5. Real Estate Taxes. AAA shall pay the annual real estate taxes for the Property.

      6. Closing. Within 30 days of AAA exercising any or all of its rights under this Option Agreement, a closing will take place at the office of AAA or its attorney. At the closing AAA shall deliver to RemProp a Promissory Note for $2,000 for each lot AAA is acquiring under this Option Agreement and RemProp shall execute and deliver a Warranty Deed and any and all other documents needed to convey the portion of the Property AAA is acquiring at that time.

      7. Destruction of Premises. Destruction of the Property, or any improvements or fixtures located thereon, after the exercise of this Option, shall not relieve AAA of its obligation to purchase the Property and pay the full purchase price, but AAA shall be entitled to any insurance proceeds paid by reason thereof.

      8. Remedies for Breach. In the event RemProp breaches this Agreement, AAA shall have the right to specifically enforce the terms of this Agreement.

      9. Notices. All notices required or permitted by this Agreement shall be in writing and shall be personally delivered or properly addressed and mailed, postage prepaid, by registered or certified mail, to the parties at the addresses stated on the first page of this Agreement, unless otherwise directed in writing by any recipient.

      10.   Miscellaneous.

            a. This Agreement integrates the entire Agreement between the parties with respect to the options and cannot be varied, except by the written agreement of all the parties.

            b. The terms and conditions of this Agreement shall be binding on all parties, their heirs, representatives, successors, and assigns.

            c. If AAA does not exercise this Option Agreement as to all of the Property for any reason by the end of the term, it shall execute and deliver to RemProp, upon request, a quit claim deed covering that part of the Property not acquired.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

In the presence of:                       REMPROP CORPORATION


/s/  Cheryl L. Crim                       By /s/  Richard E. Metz
------------------------------------        ---------------------------------

                                            Its President
                                               ------------------------------


                                          TRIPLE A HOMES, INC.

      /s/  Cheryl L. Crim                 By /s/ Richard E. Metz
------------------------------------        ---------------------------------

                                            Its President
                                               ------------------------------


Subscribed and sworn to before me         Melissa Trimble
this 19th day of April, 2000.             My commission #CC 588326
                                          Expires: August 9, 2000
/s/ Melissa Trimble                       bonded Thru Notary Public Underwriters
------------------------------------
Notary Public

                                   EXHIBIT "A"

Dade City Property - Legal Description:

      That portion of the SW 1/4 of the NW 1/4 of Section 34, Township 24 south, Range 21 East, lying West of the Fort King Highway and LESS AND EXCEPT the West 50 feet thereof AND LESS AND EXCEPT the following: Beginning at the SW corner of the SW 1/4 of the NW 1/4, run North 379.15 feet, thence S-74 - E, 1375.56 feet, more or less, to the SE corner of said SW 1/4 of NW 1/4, thence West to the Point of Beginning; LESS AND EXCEPT that part of the above described lying North and West of the San Antonio Road, Pasco County, Florida.

      SUBJECT TO easement to Florida Power Corporation recorded in Deed Book 132, Page 408, Public Records of Pasco County, Florida.